Exhibit 99.01

Palisade Bio, Inc. Announces Sale of Seneca Asset NSI-189 for the treatment of Central Nervous System Disorders

Carlsbad, CA.—(GLOBE NEWSWIRE)--Oct 22, 2021—Palisade Bio, Inc. (NASDAQ: PALI), a late-stage biopharma company advancing oral therapies that help patients with acute and chronic gastrointestinal (GI) complications, announces today that an early exercise option has led to the acquisition of the Seneca asset NSI-189, a neurogenic compound which was part of Seneca Biopharma’s product portfolio at the time of the merger to form Palisade Bio and which is part of the Contingent Value Rights issued to the pre-merger Seneca shareholders. Prior to the merger (in December 2020) Seneca had exclusively out-licensed the NSI-189 program with a 3-year exercise option.

Under the terms of the agreement to acquire NSI-189, the purchaser will pay an upfront cash payment of approximately $400,000 with up to an additional $4.5 million contingent on certain clinical development milestones or a subsequent license or sale of the asset by the purchaser within a certain period.

About Palisade Bio.

Palisade Bio is a late-stage biopharma company advancing therapies that help patients with acute and chronic gastrointestinal complications stemming from post-operative digestive enzyme damage. Palisade Bio’s innovative lead asset, LB1148, is a Phase 3-ready protease inhibitor with the potential to both reduce abdominal adhesions and help restore bowel function following surgery. Positive data from Phase 2 trials of LB1148 demonstrated safety and tolerability as well as a statistically significant improvement in return to bowel function and decrease in length of stay in ICU and hospital compared to placebo. Palisade Bio believes that its investigational therapies have the potential to address the myriad health conditions and complications associated with chronic disruption of the gastrointestinal epithelial barrier. For more information, please go to www.palisadebio.com.

This communication contains “forward-looking” statements, including, without limitation, statements related to expectations regarding Palisade’s plans for future clinical development of LB1148, plans for regulatory approvals of LB1148, plans for building a pipeline of therapies in the future, and plans for additional investor updates in the future. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Palisade’s current expectations. Forward-looking statements involve risks and uncertainties. Palisade’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, related to the Company’s ability to advance its clinical programs and the uncertain and time-consuming regulatory approval process. Additional risks and uncertainties can be found in Palisade Bio’s (formerly known as Seneca Biopharma, Inc.) Quarterly Report on Form 10-Q for the quarter ended June 30, 2021. Palisade expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Palisade’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

Palisade Bio Investor Relations Contact:

Dawn Hofmeister

ir@palisadebio.com

Palisade Bio Media Relations Contact:

CORE IR Jules Abraham

julesa@coreir.com

917-885-7378